FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

   EUROZINC MINING CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1601, 543 Granville Street

Vancouver, British Columbia, Canada V6C 1X8

 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares without Par Value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None

(Title of class)

Item 1.

Description of Registrant’s Securities to be Registered

The Company is authorized to issue 1,000,000,000 Shares without par value of which 533,224,096 Shares were issued and outstanding at September 30, 2005.  The holders of Shares are entitled to receive notice of and attend all meetings of shareholders with each Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings.  The holders of Shares are entitled to dividends if, as and when declared by the board of directors of the Company.  The Shares are entitled upon liquidation, dissolution or winding up of the Company to receive the remaining assets of the Company available for distribution to shareholders.

There are no cumulative voting rights, and directors do not stand for re-election at staggered intervals.  No pre-emptive, redemption, sinking fund or conversion rights are attached to the Shares, and the Shares, when fully paid, are not liable to further call or assessment.  No other class of shares may be created without the approval of the requisite majority of the holders of Shares.  There are no provisions of the Shares discriminating against any existing or prospective holder of Shares as a result of such shareholder owning a substantial number of Shares, other than as may be applicable in connection with the Company’s Shareholder Rights Plan, effective December 21, 2005, as adopted by the Company’s Board of Directors and for which shareholder approval will be sought at the Company’s annual meeting of shareholders to be held in May 2006.

Item 2.

Exhibits.

*1

Notice of Articles as filed with the British Columbia Registrar of Companies on June 14, 2005

 2

Articles of the Company as filed with the British Columbia Registrar of Companies on June 14, 2005

*

Incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 6-K for the month of June 2005, as furnished to the Commission on July 12, 2005 (file number 0-30478).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EUROZINC MINING CORPORATION

Registrant

By:

/s/ Ronald A. Ewing

Name:

Ronald A. Ewing

Title:

Executive Vice-President,

Corporate Affairs

Date:  December 22, 2005